Exhibit 2.1

Description of Ordinary Shares

The following description of the material terms of the share capital of High-Trend International Group includes a summary of specified provisions of our Third Amended and Restated Memorandum and Articles of Association. References in this section to “High-Trend,” “we”, “our” or “us” refer to High-Trend International Group, an exempted company incorporated under the laws of the Cayman Islands.

The rights of shareholders described in this section are available only to High-Trend’s shareholders. For the purposes of this section, a “shareholder” means a person who holds shares of High-Trend.

Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended October 31, 2024, unless otherwise indicated herein.

General

High-Trend is an exempted company incorporated in the Cayman Islands and its affairs are governed by its Third Amended and Restated Memorandum and Articles of Association, as may be further amended from time to time, and Companies Act (As Revised) of the Cayman Islands, which is referred to as the “Companies Act” below, and the common law of the Cayman Islands.

Under the Third Amended and Restated Memorandum and Articles of Association, the authorized share capital of High-Trend is s US$1,250,000 divided into 489,900,000 Class A Ordinary Shares of a par value of US$0.0025 each and 10,100,000 Class B Ordinary Shares of a par value of US$0.0025 each.

Ordinary Shares

The Ordinary Shares of High-Trend are divided into Class A Ordinary Shares and Class B Ordinary Shares, each par value US$0.0025 per share. The following includes a summary of the terms of High-Trend’s Ordinary Shares, based on its Third Amended and Restated Memorandum and Articles of Association and Cayman Islands law.

General. All of High-Trend’s issued and outstanding Ordinary Shares are fully paid and non-assessable. Certificates representing the Class A Ordinary Shares and Class B Ordinary Shares are issued in registered form. High-Trend may not issue shares to bearer. High-Trend’s shareholders who are non-residents of the Cayman Islands may freely hold and transfer their Ordinary Shares.

Conversion. Each Class B Ordinary Share is convertible into one (1) fully paid Class A Ordinary Share at any time by the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

Dividends. The holders of High-Trend Ordinary Shares are entitled to such dividends as may be declared by its Board of Directors subject to its Third Amended and Restated Memorandum and Articles of Association and the Companies Act. High-Trend’s Third Amended and Restated Memorandum and Articles of Association provide that dividends may be declared and paid out of High-Trend’s profits, realized or unrealized. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. No dividend may be declared and paid unless High-Trend’s directors determine that, immediately after the payment, High-Trend will be able to pay its debts as they fall due in the ordinary course of business and High-Trend has funds lawfully available for such purpose.

Voting Rights.  Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Holders of Ordinary Shares shall, at all times, vote together as one Class on all matters submitted to a vote by the Members. Each Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at general meetings of the Company and each Class B Ordinary Share shall be entitled to twenty (20) votes on all matters subject to vote at general meetings of the Company.

A quorum required for a meeting of shareholders consists of two or more shareholders holding not less than one-half of all votes attaching to the issued and outstanding shares entitled to vote at general meetings present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. As a Cayman Islands exempted company, High-Trend is not obliged by the Companies Act to call shareholders’ annual general meetings. High-Trend’s Third Amended and Restated Memorandum and Articles of Association provide that High-Trend may (but are not obliged to) in each year hold a general meeting as its annual general meeting in which case High-Trend will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by its directors. High-Trend, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Listing Rules of Nasdaq. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of High-Trend’s shareholders may be called by a majority of its Board of Directors or its chairman or, in the case of an extraordinary general meeting only, upon a requisition of shareholders holding at the date of deposit of the requisition not less than one-third of the votes attaching to the issued and outstanding shares entitled to vote at general meetings, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, High-Trend’s Third Amended and Restated Memorandum and Articles of Association do not provide its shareholders with any right to put any proposals before any annual general meetings or any extraordinary general meetings not called by such shareholders. Advance notice of at least fifteen (15) days is required for the convening of High-Trend’s annual general meeting and other general meetings unless such notice is waived in accordance with its articles of association.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the Ordinary Shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to High-Trend’s Third Amended and Restated Memorandum and Articles of Association.

Transfer of Ordinary Shares. Subject to the restrictions in High-Trend’s Third Amended and Restated Memorandum and Articles of Association as set out below, any of High-Trend’s shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by High-Trend Board or prescribed by Nasdaq.

High-Trend’s Board may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which High-Trend has a lien. The High-Trend Board may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with High-Trend, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as High-Trend Board may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as the High-Trend Board may from time to time require is paid to High-Trend in respect thereof.

If the High-Trend Board refuses to register a transfer it shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required by Nasdaq, be suspended and the register of members closed at such times and for such periods as High-Trend Board may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of Ordinary Shares), if the assets available for distribution amongst High-Trend’s shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst High-Trend’s shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to High-Trend for unpaid calls or otherwise. If High-Trend’s assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that the losses are borne by High-Trend’s shareholders in proportion to the par value of the shares held by them. Any distribution of assets or capital to a holder of ordinary share will be the same in any liquidation event.

Redemption, Repurchase and Surrender of Ordinary Shares. High-Trend may issue shares on terms that such shares are subject to redemption, at High-Trend’s option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by High-Trend Board or by a special resolution of High-Trend’s shareholders. High-Trend may also repurchase any of its shares provided that the manner and terms of such repurchase have been approved by the High-Trend Board or are otherwise authorized by its Third Amended and Restated Memorandum and Articles of Association. Under the Companies Act, the redemption or repurchase of any share may be paid out of High-Trend’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if High-Trend can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, High-Trend Board may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time High-Trend’s share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not High-Trend is being wound-up, may be varied with the consent in writing of the holders of a majority of the issued shares of that class or series or with the sanction of an ordinary resolution at a separate meeting of the holders of the shares of that class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with or subsequent to such existing class of shares.

Inspection of Books and Records. Holders of High-Trend Ordinary Shares have no general right under Cayman Islands law to inspect or obtain copies of High-Trend’s list of shareholders or its corporate records (save for its memorandum and articles of association, its register of mortgages and charges and special resolutions of High-Trend’s shareholders). However, High-Trend will provide its shareholders with annual audited financial statements.

Issuance of Additional Shares. High-Trend’s Third Amended and Restated Memorandum and Articles of Association authorize its Board of Directors to issue additional Ordinary Shares from time to time as its Board of Directors shall determine, to the extent of available authorized but unissued shares.

High-Trend’s Third Amended and Restated Memorandum and Articles of Association also authorize its Board of Directors to establish and designate from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

High-Trend’s Board may issue preferred shares without action by its shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of Ordinary Shares.

Anti-Takeover Provisions. Some provisions of High-Trend’s Third Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of High-Trend or management that shareholders may consider favorable, including provisions that authorize High-Trend Board to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by its shareholders.

Exempted Company. High-Trend is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies in the Cayman Islands;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

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